Exhibit 4.2

10-4 CORPORATION

REDEEMABLE COMMON STOCK PURCHASE WARRANTS

Void After ____________________

Number [__________]	Warrants to Purchase Common Stock
[__________________]

CUSIP [_______________]

     THIS IS TO CERTIFY that, for value received, ________________________________________________________ or registered assigns (the "Warrantholder"), is the registered owner of the above-indicated number of Warrants. Each full Warrant entitles the Warrantholder to purchase from 10-4 CORPORATION (the "Company"), a Nevada corporation, at any time within two years from the date of this Warrant, one fully paid and nonassessable share of Common Stock ($0.00001 par value per share) of the Company at the purchase price of $0.25 (the "Exercise Price") in lawful money of the United States of America for each Warrant represented hereby upon surrender of this Warrant Certificate, with the exercise form hereon duly completed and executed, with payment of the Exercise Price at the office of the Company at 2735 Cuvillier, Montreal, Quebec, Canada H1W 3A9. The Company has the option of redeeming the Warrants in whole or in part, upon thirty (30) calendar days prior written notice to registered Warrantholders.

     The Warrantholder of the Warrants evidenced by this Warrant Certificate may exercise all or any whole number of such Warrants during the exercise period and in the manner stated hereon. The Exercise Price shall be payable in lawful money of the United States of America by certified or cashier's check payable to the order of the Company. Upon any exercise of any Warrants evidenced by this Warrant Certificate in an amount less than the number of Warrants so evidenced there shall be issued to the Warrantholder a new Warrant Certificate evidencing the number of Warrants not so exercised. No adjustment shall be made for any dividends on any shares issued upon exercise of this Warrant.

     This certificate may be exchanged, when surrendered to the Company, of the registered holder in person or by duly authorized attorney, for another certificate(s) of different denominations, of like tenor and evidencing in the aggregate a like number of Warrants.

     Prior to due presentment for registration of transfer of this certificate, the Company may deem and treat the registered holder hereof as the absolute owner of this certificate (notwithstanding any notation of ownership or other writing hereon made by anyone other than the Company), for the purpose of any exercise of the Warrants evidenced hereby and for all other purposes, and the Company shall not be affected by any notice to the contrary.

     The holder of this certificate shall not be entitled to any of the rights of a stockholder of the Company prior to the exercise hereof.

     No Warrant may be exercised other than in accordance with the terms set forth above.

     This Warrant Certificate shall not be valid unless manually countersigned by the Company.

     IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be signed by its President.

Dated:  _____________________

10-4 CORPORATION

BY:    ___________________________
          President